Exhibit 99.1

Annaly Capital Management, Inc. and Bayview Asset Management, LLC Announce Purchase by Bayview of Pingora Loan Servicing Platform

NEW YORK--(BUSINESS WIRE)--July 10, 2017--Annaly Capital Management, Inc. (NYSE:NLY) (“Annaly”) and Bayview Asset Management, LLC (“Bayview”) today jointly announced that Bayview had entered into an interest purchase agreement to acquire Pingora Holdings, L.P. (“Pingora”), a Delaware limited partnership and wholly-owned indirect subsidiary of Annaly. Through its wholly-owned subsidiaries, Pingora Asset Management, LLC and Pingora Loan Servicing, LLC, Pingora operates as a specialized asset manager focused on investing in new production performing mortgage servicing rights (“MSRs”) and servicing residential mortgage loans. The acquisition is subject to customary closing conditions, including requisite regulatory approvals, and is expected to close in the third quarter of 2017.

“This transaction exemplifies our strategy to partner with industry leaders across our diversified investment platforms to efficiently allocate capital, minimize operating risks and optimize returns for our shareholders,” commented Kevin Keyes, CEO and President of Annaly. “We are pleased to have the expertise Bayview brings as a premier residential mortgage loan servicer for the MSR assets we own through our ongoing joint venture with a leading Sovereign Wealth Fund. This strategic transaction represents the beginning of a unique and compelling partnership for all stakeholders.”

David Ertel, CEO of Bayview, said: “We are delighted to partner with Annaly in this important strategic transaction. Together, Bayview and Pingora are uniquely positioned to provide MSR capital solutions to the mortgage banking industry.”

Michael Lau, CEO of Pingora, said: “We are excited about combining Pingora’s best in class technology and MSR acquisition platform with Bayview’s proven asset management and capital raising abilities to create the industry leading MSR acquisition and management platform.”

About Annaly

Annaly is a leading diversified capital manager that invests in and finances residential and commercial assets. Annaly’s principal business objective is to generate net income for distribution to its stockholders and to preserve capital through the prudent selection of investments and continued management of its portfolio. Annaly has elected to be taxed as a real estate investment trust, or REIT, for federal income tax purposes. Annaly is externally managed by Annaly Management Company LLC. Additional information is available at www.annaly.com.

About Bayview

Bayview, initially founded in 1993, is a mortgage investment firm focused on investments in mortgage credit, including whole loans, mortgage and asset-backed securities, servicing rights, and mortgage-related equities. Bayview is headquartered in Coral Gables, Florida with approximately 2,100 employees across asset management and loan servicing operations. As of March 31, 2017, Bayview oversees approximately $14.2 billion in assets under management. Bayview has substantial experience in sourcing, purchasing, servicing, and managing residential and commercial mortgage loans and mortgage-backed securities. Additional information is available at www.bayviewassetmanagement.com.

Forward-Looking Statements

This news release and our public documents to which Annaly or Bayview refer contain or incorporate by reference certain forward-looking statements which are based on various assumptions (some of which are beyond Annaly’s or Bayview’s control) and may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “anticipate,” “continue,” or similar terms or variations on those terms or the negative of those terms. Actual results could differ materially from those set forth in forward-looking statements due to a variety of factors. With respect to Annaly, for a discussion of the risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. Neither Annaly nor Bayview undertakes, and both specifically disclaim any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements, except as required by law.

CONTACT:
Annaly Capital Management, Inc.
Investor Relations
1-888-8Annaly
www.annaly.com